EXHIBIT 99.2

                                    STILWELL
                                 FINANCIAL INC.

920 Main Street, 21st Floor
Kansas City, Missouri  64105

                                                             NYSE Symbol:  SV
                                                          Release No. 2001-12

April 24, 2001

                                                       For Immediate Release

                                 {News Release}
                        STILWELL FINANCIAL INC. ANNOUNCES
                      ZERO-COUPON CONVERTIBLE DEBT OFFERING

                                    (Page 12)


Kansas City, Missouri

     Stilwell Financial Inc. ("Stilwell" or the "Company") today announced that it has commenced a zero-coupon convertible debt offering. Under the offering, the debt securities will be convertible into shares of common stock if the market price of the shares reaches specified thresholds. It is expected that the debt will not be callable prior to April 30, 2006, and will mature in 30 years, although the holders will be able to require Stilwell to repurchase the debt on several occasions. The debt securities will be offered with original issue discount with anticipated gross proceeds of approximately $600 million. Stilwell will use the proceeds of the offering, together with available cash, to purchase 600,000 shares of common stock of Janus Capital Corporation that are being sold to Stilwell by Mr. Thomas H. Bailey.

     This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The debt securities and shares of common stock issuable upon conversion of the debt securities have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.


                               * * * * * * * * * *

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and Stilwell's Annual Report on Form 10-K for the year ended
December 31, 2000, both on file with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                             ............. The End